U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2024

WTI Fund XI, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	000-56631	92-1737785
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 La Mesa Drive, Suite 102, Portola Valley, CA 94028
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 234-4300

 (Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 1, 2024, WTI Fund XI, Inc. (the “Fund”) entered into a loan and security agreement (the “Loan and Security Agreement”) with WTI Fund XI, LLC, a Delaware limited liability company, as guarantor (the “Guarantor”), the lenders party thereto from time to time (the “Lenders”) and MUFG Bank, Ltd., as a Lender, a joint lead arranger, bookrunner and administrative agent for the Lenders, that established a secured revolving credit facility in an initial amount of up to $250,000,000 with the option to request that borrowing availability be increased up to $500,000,000, subject to further negotiation and credit approval.

Borrowings by the Fund will be collateralized by (i) all portfolio investments and substantially all other assets held by the Fund and its subsidiaries, (ii) all equity interests of the Guarantor in the Fund and all direct or indirect subsidiaries of the Fund, and (iii) the pledge of the uncalled capital commitments of all investors in the Guarantor.

The Fund will pay interest on its borrowings as well as a quarterly unused line fee on the unused portion of facility.  The borrowings under the facility, at the Fund’s discretion, will bear interest at an annual rate of either (i) the Reference Rate plus Applicable Reference Rate Margin (as defined in the Loan and Security Agreement), (ii) the Term SOFR plus Applicable SOFR Margin (as defined in the Loan and Security Agreement), or (iii) Daily Compounded SOFR plus the Applicable SOFR margin (as defined in the Loan and Security Agreement).

The Fund will pay a commitment fee of 0.25% on the unused portion of the facility when the Fund is using more than 50% of the maximum amount available, or 0.50% on the unused portion when the Fund is using 50% or less of the maximum amount.

Approximately $1.9 million of fees and expenses were incurred in connection with the facility, which will be amortized on a straight-line basis over the expected life of the facility.

The facility terminates on August 1, 2027, but can be accelerated under an event of default such as failure by the Fund to make timely interest or principal payments.

The facility is revolving and as such does not have a specified repayment schedule, though advances are secured by the assets of the Fund and thus repayments will be required as assets decline. The facility contains various covenants, including the maintenance of certain financial covenants, such as maintaining a specified debt service coverage ratio, interest coverage ratio, unfunded commitment ratio, maximum quarterly loan loss reserve ratio, maximum annual loan loss reserve ratio and asset coverage ratio, and satisfaction of the Maximum Loan Loss Test set forth in the Loan and Security Agreement, as well as various negative covenants, including limitations on the incurrence of liens, consolidations, mergers and asset sales, and capital expenditures.

The foregoing description of the revolving credit facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

WTI FUND XI, INC.
(Registrant)

By:	/s/ Jared Thear
Jared Thear
Chief Financial Officer

Date:	August 7, 2024